EXHIBIT 99.1

Liberty National Bancshares, Inc.
Contact: William L. Daniel
For Immediate Release

Liberty National Bancshares, Inc. Reports Third Quarter Earnings

CONYERS, Georgia – October 15, 2002 – Liberty National Bancshares, Inc. today announced the results of its operations for the quarter ended September 30, 2002. Net income for the third quarter of 2002 was $350 thousand compared to $230 thousand for the same period last year, reflecting a 52 percent improvement. September 2002 year-to-date net income totaled $672 thousand and constituted a 7 percent increase compared to $627 thousand during the first nine months of last year. Total assets grew 12 percent during the third quarter of this year. Total assets of $124 million at September 30, 2002 represent a 32 percent increase from the total assets at September 30, 2001 and a 15 percent increase from total assets at December 31, 2001.

Third quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $225 thousand, or 23 percent more than during the same period in 2001. September 2002 year-to-date net-interest income totaled $3.3 million and represented a 19 percent increase compared to the same period in 2001.

For the quarter ended September 30, 2002, non-interest income (other fees for services) increased to $383 thousand, a 76 percent improvement compared to the third quarter of last year. Non-interest operating expenses rose $176 thousand, or 23 percent more than the total for the third quarter of 2001. September 2002 year-to-date non-interest income totaled $971 thousand and was 65 percent higher than during the same period in 2001. September 2002 year-to-date non-interest operating expenses totaled $2.9 million, which constituted a 38 percent increase compared to the same period last year.

Gross loans at the third quarter end totaled $90 million, which constituted a 30 percent increase over the September 30, 2001 balance and 22 percent growth since the 2001 fiscal year end. Deposits, as of September 30, 2002, were $111 million, which represented a 34 percent increase over the total as of September 30, 2001, and a 15 percent increase since the 2001 fiscal year end.

“As reflected in the results, we made good progress in our efforts to enhance earnings, control expenses, and grow assets during the third quarter of this year,” stated Bill Daniel, Liberty National’s CEO. “The $350 thousand net income total represents another record quarter for the company and a 34 percent improvement compared to the second quarter of this year. While we are pleased with our second and third quarters, we realize that replicating those results during the final three months of the year will be difficult… in light of the uncertain economy and continued downward pressure on our net interest margin,” noted Daniel. “Nonetheless, we believe asset quality remains excellent and we have never been more optimistic about our company and its prospects for improved earnings and continued growth in the future. Our new branch in Covington continues to grow and improve and was responsible for a significant portion of the loan and deposit progress. As we consider new markets, we will continue our business development focus in Newton County in hopes of further improving our market share,” Daniel concluded.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank, which operates offices in Rockdale and Newton Counties. A full-service financial institution, Liberty National Bank offers checking, savings, and commercial, mortgage, and construction lending services. Three locations – two in Rockdale County and one in Newton County– are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the company’s financial performance and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.